Exhibit 99.1

NEWS RELEASE

Hardinge Inc. One Hardinge Drive, Elmira, N.Y. 14902

For more information contact:
Company:	Investor Relations:
Edward J. Gaio	Deborah K. Pawlowski, Kei Advisors LLC
Chief Financial Officer	Phone: (716) 843-3908
Phone: (607) 378-4207	Email: dpawlowski@keiadvisors.com

Hardinge Inc. Reports Second Quarter Results

•                  Second quarter diluted earnings per share were $0.19 compared with $0.31 in the prior-year period; Non-GAAP diluted earnings per share were $0.34 after adjusting for acquisition related expenses

•                  Operating margin improved by 2.9 points to 3.6% of sales over the trailing first quarter; Non-GAAP operating margin was 5.8% after adjusting for acquisition related expenses

•                  Cash generated by operations improved to $8.7 million in the second quarter from $3.8 million in the prior-year’s second quarter

ELMIRA, N.Y., August 08, 2013 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, reported financial results for its second quarter ended June 30, 2013.  Results for the quarter include the operations of Usach Technologies, Inc. (“Usach”), acquired on December 20, 2012, and the Forkardt operations (“Forkardt”) since its acquisition on May 9, 2013.

Net sales (“sales”) were $80.8 million in the second quarter of 2013, down $5.5 million, or 6%, from sales of $86.3 million in the prior-year’s second quarter.  The acquisitions contributed $11.1 million of sales to the quarter.  The decline in organic business sales was due to the slowed order environment in the latter half of 2012, primarily impacted by the recessionary environment in Europe.  When compared with the trailing first quarter, second quarter 2013 sales were up $13.6 million, or 20%, driven by acquisition related sales and strength in Asia.

Net income for the 2013 second quarter was $2.3 million, or $0.19 per diluted share, compared with net income of $3.6 million, or $0.31 per diluted share, in the prior-year’s second quarter.  Excluding $1.0 million of acquisition related costs and $0.8 million of valuation adjustments for the step-up of acquired inventory, net income would have been $4.0 million, or $0.34 per diluted share.

Richard L. Simons, Chairman, President and Chief Executive Officer, commented, “Our recent acquisitions helped to offset some of the softness we experienced in our organic business, driving a 26% increase in our North American sales.  Importantly, our operating margin, excluding approximately $1.8 million of acquisition related charges, was improved over last year’s quarter at 5.8%.  Further, we are encouraged by our improved sequential order levels in North America and Asia, as well as stabilization in Europe.”

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Sales by Region
($ in thousands)

	Quarter Ended
	June 30, 2013		June 30, 2012		March 31, 2013
Sales to Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	26,116	32%	20,735	26%	24,848	5%
Europe	24,743	31%	34,028	(27)%	20,996	18%
Asia	29,955	37%	31,557	(5)%	21,375	40%
Total	80,814		86,320	(6)%	67,219	20%

Sales in North America were up $5.4 million, or 26%, over the prior-year period and up $1.3 million, or 5%, over the trailing first quarter.  Sales associated with the acquisitions more than offset the decline in organic business sales when compared with the prior-year period.  Sales in Asia for the second quarter were down $1.6 million, or 5%, compared with the prior-year period, but up $8.6 million, or 40%, over the trailing first quarter.  The sequential improvement in sales to Asia was due to improving business activity for the markets served by the Company during late 2012 and into 2013. European sales were down by $9.3 million, or 27%, compared with the prior year and increased by $3.7 million, or 18%, compared with the trailing first quarter.  The acquisitions helped to partially offset the impact of the economic recession in Europe.  Further, it appears that demand for machine tools has stabilized at its current level in Europe.

Fluctuations in Hardinge’s consolidated sales and among geographic locations and industries can vary from quarter-to-quarter based on the timing and magnitude of orders and projects.  Hardinge does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger business trends.  Rather, the Company believes that such business trends can be discerned from the Company’s performance during a longer period of time, such as a trailing twelve-month period.

Margins Impacted by Acquisition Costs

Gross profit was $23.4 million, or 28.9% of sales, in the second quarter of 2013 compared with $24.0 million, or 27.8% of sales, in the same period of the prior year, and gross profit of $19.0 million, or 28.2% of sales, in the trailing first quarter of 2013.  Second quarter 2013 gross profit was negatively impacted by approximately $0.8 million of valuation adjustments for the step-up of acquired inventory associated with the acquisitions, a 1.0 point impact on gross margin.  Improved gross margin as a percent of sales was primarily due to a favorable product mix when compared with the prior-year period.

Selling, general and administrative (“SG&A”) expense in the 2013 second quarter was up by $1.2 million to $20.3 million, or 25.1% of sales, compared with $19.0 million, or 22.1% of sales, in the prior-year’s second quarter.  Included in SG&A in the 2013 second quarter was approximately $1.0 million of transaction related costs associated with the Forkardt acquisition.  Cost savings from changes in the sales structure at the Company’s U.K. operations help to offset incremental operating SG&A of $2.5 million associated with the acquired companies.

Income from operations in the second quarter of 2013 was $2.9 million, down $1.9 million from $4.8 million during the prior-year’s second quarter.  As a percentage of sales, income from operations was 3.6%, a 2.0 point decrease from the same period of the prior year.  Compared with the trailing first quarter, income from operations improved $2.5 million and operating margin was up 2.9 points.

First Half 2013 Review

Net sales for the six-month period ended June 30, 2013 were $148.0 million, down by $12.9 million, or 8%, from $161.0 million in the prior-year period.  Decreased sales were primarily the result of recessionary conditions in Europe and the slowing growth in Asia during the second half of 2012, which were offset somewhat by the acquisitions.

First half 2013 gross profit was $42.3 million, compared with $45.2 million in the prior-year period.  Gross profit as a percentage of sales improved to 28.6% in the first half of 2013, a 0.5 point increase over the first half of 2012.  Gross profit during the first half of 2013 was negatively impacted by approximately $0.8 million of inventory valuation step-up adjustments related to the acquisitions, a 0.5 point impact on gross margin.  SG&A expense for the first six months of 2013 was $38.5 million, up $1.9 million, or 5%, when compared with the prior-year period.  Higher SG&A in the first half of 2013 was primarily due to the inclusion of $1.6 million in acquisition related transaction costs.  As a percentage of sales, SG&A was 26.0% in the first half of 2013 compared with 22.8% in the first half of 2012, primarily driven by lower sales volume and the additional transaction costs.

Income from operations of $3.4 million for the first half of 2013 was down by $4.8 million from the prior-year period.  Operating margin as a percent of sales decreased 2.8 points to 2.3% for the first six months of 2013 when compared with the prior-year period.  Excluding the transaction costs and inventory valuation charge associated with the acquisitions, adjusted income from operations would have been $5.8 million, or 3.9% of sales for the first half of 2013.

Net income decreased $3.8 million, or 62%, to $2.3 million in the first half of 2013 when compared with the first half of 2012.  Earnings per diluted share decreased to $0.20 in the first half of 2013 from $0.52 for the same period in 2012. Excluding acquisition related charges of $2.4 million, net income would have been $4.7 million or $0.40 per diluted share for the first half of 2013.

Solid Cash Generation; Financial Flexibility Supports Acquisition

Cash generated by operations was $8.7 million in the second quarter of 2013, compared with $3.8 million in the prior-year period.

Capital expenditures, primarily for general maintenance purposes, were $0.8 million in the quarter and are expected to be in the $4.0 to $5.0 million range in 2013.

Cash and cash equivalents at June 30, 2013 decreased by $8.1 million to $18.7 million compared with $26.9 million at December 31, 2012, and decreased by $0.7 million from $19.4 million at March 31, 2013.  Long-term debt was $29.9 million at the end of the quarter, up from $7.2 million at March 31, 2013.  A combination of $10 million of cash and $24.3 million of debt were used to fund the Forkardt acquisition.

Orders by Region

($ in thousands)

	Quarter Ended
	June 30, 2013		June 30, 2012		March 31, 2013
Orders from Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	24,891	32%	19,960	25%	17,448	43%
Europe	22,632	29%	32,489	(30)%	22,824	(1)%
Asia	31,045	39%	27,893	11%	26,499	17%
Total	78,568		80,342	(2)%	66,771	18%

Net orders (“orders”) during the quarter were $78.6 million and included $7.7 million in orders associated with the acquisitions.  Orders declined $1.8 million when compared with the second quarter of 2012.  Sequentially, orders were up $11.8 million from the trailing first quarter of 2013.

Orders from North America increased $4.9 million compared with the prior-year period, and $7.4 million when compared with the trailing first quarter of 2013.  The higher level of North American orders included $2.8 million associated with the acquisitions.  Orders in Asia increased by $3.2 million in the second quarter compared with the prior year, and $4.5 million when compared with the trailing first quarter of 2013 due to continued improvement of our activity levels in China.  In Europe, orders declined by $9.9 million when compared with the prior-year period and were relatively unchanged when compared with the trailing first quarter of 2013.  Excluding $4.4 million of orders associated with the acquired operations, Europe orders declined by $14.3 million compared with the prior-year period.  The Company’s order backlog at June 30, 2013 was $130.0 million.

Outlook

The Company expects that full year sales in 2013, including the acquisitions, will be comparable with or slightly lower than 2012 sales of $334.4 million.

Mr. Simons noted, “Although Europe remains weak, we are beginning to see early signs of a stabilization of economic activity there.  The U.S. market has been a little slower than we had anticipated at the beginning of the year, but the acquisitions are providing some growth.  Asia has improved sequentially as activity with the customers and markets that we serve have generated demand.  Despite some of the uncertain macro-economic data from the region, we are cautiously optimistic regarding our outlook of the China market.  With our acquisitions, we have improved our product mix which we expect will strengthen our margin profile.  As well, we believe there is measurable leverage to be gained with higher volumes and with our improved business model.”

“At-The-Market” Stock Offering

On August 6, 2013, the Company’s Board of Directors authorized the Company to enter into a sales agreement with an agent pursuant to which we may sell shares of our common stock with an aggregate price of up to $25.0 million in sales deemed to be “at-the-market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended.  Sales of our common stock pursuant to the agreement, if any, will be made from time to time.  There can be no assurance that we will sell any shares of our common stock under the sales agreement.  Also, we may elect to sell less than the $25.0 million maximum amount under the agreement.

Webcast and Conference Call

Hardinge will host a conference call and webcast today at 11:00 a.m. ET.  During the conference call and webcast, Richard L. Simons, Chairman, President and CEO, and Edward J. Gaio, Vice President and CFO, will review the financial and operating results for the quarter, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal discussion.  Their review will be accompanied by a slide presentation which will be available on Hardinge’s website at www.hardinge.com/ir/events.

The conference call can be accessed by calling (201) 689-8560.  The listen-only audio webcast can be monitored at www.hardinge.com/ir/events.

A telephonic replay will be available from 2:00 p.m. ET the day of the call through Thursday, August 15, 2013.  To listen to the archived call, dial (858) 384-5517 and enter conference ID number 417249.  Alternatively, the archive can be heard on the Company’s website at www.hardinge.com.  A transcript will also be posted to the website, once available.

About Hardinge

Hardinge is a leading global designer and manufacturer of high precision, computer-controlled machine tool solutions developed for critical, hard to machine metal parts.  The Company’s strategy is to leverage its global brand strength to further penetrate global market opportunities where customers will benefit from the technologically advanced, high quality, reliable equipment Hardinge produces.  With approximately 75% of its sales outside of North America, Hardinge serves the worldwide metal working market.  Hardinge’s machine tool solutions can also be found in a broad base of industries to include aerospace, agricultural, automotive, construction, consumer products, defense, energy, medical, technology and transportation.

Hardinge applies its engineering design and manufacturing expertise in high performance machining centers, high-end cylindrical and jig grinding machines, SUPER-PRECISION® and precision CNC lathes and technologically advanced workholding accessories.  Hardinge has manufacturing operations in China, France, Germany, Switzerland, Taiwan, the United Kingdom and the United States.

The Company regularly posts information on its website: http://www.hardinge.com

Safe Harbor Statement

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

FINANCIAL TABLES FOLLOW.

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands except per share data)

	Quarter Ended		Year to Date Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Net sales	$80,814	$86,320	$148,033	$160,970
Cost of sales	57,463	62,348	105,709	115,809
Gross profit	23,351	23,972	42,324	45,161
Gross profit margin	28.9%	27.8%	28.6%	28.1%

Selling, general and administrative expenses	20,258	19,047	38,503	36,646
Loss (gain) on sale of assets	31	(12)	(11)	(14)
Other expense	136	99	454	303
Income from operations	2,926	4,838	3,378	8,226
Operating margin	3.6%	5.6%	2.3%	5.1%

Interest expense	311	269	516	409
Interest income	(14)	(27)	(29)	(51)
Income before income taxes	2,629	4,596	2,891	7,868

Income tax expense	364	956	586	1,785
Net income	$2,265	$3,640	$2,305	$6,083

Basic earnings per share	$0.19	$0.31	$0.20	$0.52

Diluted earnings per share	$0.19	$0.31	$0.20	$0.52

Cash dividends declared per share	$0.02	$0.02	$0.04	$0.04

Weighted avg. shares outstanding: Basic	11,663	11,562	11,662	11,543
Weighted avg. shares outstanding: Diluted	11,754	11,600	11,749	11,578

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands except share and per share data)

	June 30	December 31,
	2013	2012
	(unaudited)
Assets
Cash and cash equivalents	$18,716	$26,855
Restricted cash	2,845	2,634
Accounts receivable, net	55,233	51,871
Inventories, net	130,182	128,000
Other current assets	12,953	12,580
Total current assets	219,929	221,940

Property, plant and equipment, net	74,064	71,035
Goodwill and other intangible assets, net	49,952	30,321
Other non-current assets	2,744	2,358
Total non-current assets	126,760	103,714
Total assets	$346,689	$325,654

Liabilities and shareholders’ equity
Accounts payable	$27,248	$27,779
Notes payable to bank	17,060	11,500
Accrued expenses	26,051	29,307
Customer deposits	19,592	15,720
Accrued income taxes	650	3,952
Deferred income taxes	3,217	2,980
Current portion of long-term debt	4,835	2,873
Total current liabilities	98,653	94,111

Long-term debt	25,071	5,616
Pension and postretirement liabilities	48,397	50,312
Deferred income taxes	3,617	3,431
Other liabilities	10,959	10,977
Total non-current liabilities	88,044	70,336

Common stock ($0.01 par value, 12,472,992 issued)	125	125
Additional paid-in capital	114,125	114,072
Retained earnings	83,791	81,961
Treasury shares	(9,192)	(9,442)
Accumulated other comprehensive loss	(28,857)	(25,509)
Total shareholders’ equity	159,992	161,207
Total liabilities and shareholders’ equity	$346,689	$325,654

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements Of Cash Flows

(in thousands)

	Quarter Ended June 30,		YTD Ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Operating activities
Net income	$2,265	$3,640	$2,305	$6,083
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,369	1,915	4,350	3,658
Debt issuance amortization	12	(20)	34	32
(Benefit) provision for deferred income taxes	(163)	20	(20)	1,001
Gain on sale of assets	31	(12)	(11)	(14)
Unrealized intercompany foreign currency transaction loss (gain)	662	(137)	67	290
Changes in operating assets and liabilities:
Accounts receivable	(1,968)	(2,423)	1,263	11,685
Inventories	522	(2,139)	311	(10,586)
Other assets	1,418	(245)	(49)	(540)
Accounts payable	2,887	2,658	(1,174)	(2,906)
Customer deposits	424	(3,075)	3,901	(2,399)
Accrued expenses	338	3,773	(8,771)	(5,732)
Accrued postretirement benefits	(97)	(134)	(197)	(258)
Net cash provided by operating activities	8,700	3,821	2,009	314

Investing activities
Capital expenditures	(776)	(3,251)	(1,627)	(5,364)
Proceeds on sale of assets	33	22	102	22

Purchase of Forkardt, net of cash acquired	(34,250)	—	(34,250)	—
Net cash used in investing activities	(34,993)	(3,229)	(35,775)	(5,342)

Financing activities
Net proceeds from (repayments of) short-term notes payable to bank	4,022	(5,730)	5,784	(142)
Net proceeds from (repayments of) long-term debt	22,686	(314)	21,568	10
Dividends paid	(234)	(232)	(467)	(465)
Other financing activities	(667)	58	(667)	9
Net cash provided by (used in) financing activities	25,807	(6,218)	26,218	(588)

Effect of exchange rate changes on cash	(205)	(431)	(591)	29
Net decrease in cash	(691)	(6,057)	(8,139)	(5,587)
Cash and cash equivalents at beginning of period	19,407	22,206	26,855	21,736
Cash and cash equivalents at end of period	$18,716	$16,149	$18,716	$16,149

HARDINGE INC. AND SUBSIDIARIES

Reconciliation of GAAP Operating Income to Non-GAAP Operating Income

(in thousands)

	Three Months Ended June 30, 2013		Six Months Ended June 30, 2013
	$	% of sales	$	% of sales
GAAP operating income as reported	$2,926	3.6%	$3,378	2.3%
Inventory step-up charge	793	1.0%	793	0.5%
Acquisition transaction expense	970	1.2%	1,615	1.1%
Non-GAAP operating income as adjusted	4,689	5.8%	5,786	3.9%

HARDINGE INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(in thousands)

	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013

GAAP net income as reported	$2,265	$2,305
Inventory step-up charge after tax	774	774
Acquisition transaction expense*	970	1,615
Non-GAAP net income as adjusted	$4,009	$4,694
Non-GAAP diluted earnings per share as adjusted	$0.34	$0.40

*Acquisition transaction expense is not tax affected due to net operating loss position

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